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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 11, 2002


                               Mazel Stores, Inc.
                               ------------------
             (Exact name of registrant as specified in its charter)



          OHIO                       0-21597                   34-1830097
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(State or other jurisdiction       (Commission             (I.R.S. Employer
      of incorporation)            File Number)            Identification No.)


31000 Aurora Road, Solon, Ohio                                   44139
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(Address of principal executive offices)                       (Zip Code)


                                  440-248-5200
                                  ------------
               Registrant's telephone number, including area code




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Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

On February 11, 2002, the Registrant sold to MZ Wholesale Acquisition, LLC, a newly formed enterprise involving Reuven Dessler, former Chairman and Chief Executive Officer, and Jacob Koval, former Executive Vice President, of the Registrant (the "Buyer"), the assets of its Wholesale Division and certain other assets, including the notes receivable from Messrs. Dessler and Koval valued (together with accrued interest thru fiscal year end) at $1,147,136 and $808,586, respectively. Under the sale agreement, Registrant received a cash payment of $22,292,000, based primarily on the book value of the acquired assets and assumed liabilities. The purchase price is subject to a post-closing adjustment based on the audited book value of such assets and liabilities on the closing date.

Under the terms of the sale agreement, the Registrant has agreed not to compete in the wholesale sale of closeout merchandise, subject to certain limitations, for a period expiring on the earlier of (i) the three-year anniversary of the sale or (ii) the sale of a majority of the Registrant's stock or assets to a third-party (the "Restricted Period"). In the event the Registrant purchases closeout merchandise in quantities exceeding those required by its retail operation, during the Restricted Period, it has the right to put up to $3.5 million of such merchandise annually to a joint venture (equally owned by Buyer and Registrant and managed by Buyer).

Under the sale agreement, Registrant has assigned the "Mazel" name to Buyer, but may continue the use of the name on its retail stores for up to five (5) years. Subject to shareholders' approval of a name change, Registrant has agreed to remove "Mazel" from its corporate name within two (2) years. Messrs. Dessler, Koval, and Jay L. Schottenstein (the "Buyer's Related Parties") and ZS Fund L.P., the Registrant's largest beneficial shareholder, have entered into a Standstill Agreement pursuant to which: (i) the Buyer's Related Parties have agreed not to purchase additional shares of Common Stock that would cause their aggregate ownership to exceed thirty-three percent (33%) of the outstanding shares of Registrant without the consent of ZS Fund and a majority of the disinterested directors of Registrant; and (ii) ZS Fund has agreed not to purchase additional shares of Common Stock that would cause its aggregate ownership to exceed thirty-six percent (36%) of the Registrant's outstanding shares without the consent of Buyer's affiliates and a majority of the disinterested directors of Registrant. The parties entered into an interim services agreement with respect to certain transitional services, shared personnel and facilities. Finally, as part of the sale, the Registrant and Messrs. Dessler and Koval, each of who remains a director of the Registrant, executed mutual releases resolving various compensatory and other claims of the parties.

As a result of the sale, the Registrant repaid its term loans and amended and restated its credit facility with IBJ Whitehall Retail Finance, a division of New York based IBJ Whitehall Financial Group. The amended agreement provides a $30 million revolving credit

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facility that expires in August 2003. In connection with the repayment of one of the term loans, the previously reported warrant for 2.5% of the Company's outstanding shares has been extinguished.

Item 7.   EXHIBITS

2.1 Asset Purchase Agreement between Registrant and MZ Wholesale Acquisition, LLC ("Buyer"), dated February 11, 2002.

4.1 Amended and Restated Loan and Security Agreement dated as of February 11, 2002 by and among the Registrant, its subsidiaries, and IBJ Whitehall Business Credit Corp., as Administrative Agent and Collateral Agent and agent for the Tranche A Lenders named in the Agreement.

10.1     Operating Agreement of MZ Put JV, LLC, dated February 11, 2002.

10.2 Standstill Agreement dated February 11, 2002 by and among Reuven Dessler, Jacob Koval, Jay Schottenstein, ZS Fund L.P., and Registrant.

99.1     Press Release dated February 12, 2002.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                  Mazel Stores, Inc.
                                  (Registrant)


Date: February 13, 2002           By:  /s/ Edward Cornell
                                      ------------------------------------------
                                      Name: Edward Cornell
                                      Title: Chief Financial Officer



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